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Exhibit 10.22.1

November 20, 2001

Fax No. (206) 624-7215

Cascade Natural Gas Corporation
222 Fairview Avenue North
Seattle, Washington
98109

Attention:  Pattie Grable

Dear Pattie:

Re:	Gas Transaction Confirmation ("GTC") dated November 20, 2001 between Cascade Natural Gas Corporation and Engage Energy Canada, L.P. Supercedes GTC dated May 7, 2001

As per the terms of the attached GTC (Section 2 iii) C), dated November 20, 2001, Cascade Natural Gas Corporation has unwound a portion of the volumes (10% for the period November 1, 2001 to March 31, 2002, and 15% for the period April 1, 2002 to October 31, 2002) due to being overhedged. Subsequently, the price applicable for the period November 1, 2001 to March 31, 2002 shall be equal to $[*] US/MMBtu, and for the period April 1, 2002 to October 31, 2002, shall be equal to $[*] US/MMBtu.

If you are in agreement with the terms, please indicate your acceptance by signing both copies of this letter in the space provided below and return one copy to Engage for our files. Please note our offices moved in July and our new address is as shown below. If you have any questions, please give me a call at (403) 699-1036.

Yours truly,

ENGAGE ENERGY CANADA, L.P.

Kevin Turchanski, Vice President, Natural Gas West Region

Att.

Accepted and Agreed to this      day of         , 2001.

CASCADE NATURAL GAS CORPORATION

Per:

Title:

[*] = Confidential Information

Engage Energy Canada, L.P., 2200, 425 - 1st Street S.W., Calgary, Alberta, Canada T2P 3L8
Telephone: (403) 699-1000 Fax: (403) 269-5909

REVISED GAS TRANSACTION CONFIRMATION
Supercedes GTC dated May 7, 2001

Contract #1872

1.	BUYER:	SELLER:	GAS TRANS. AG. EFF. DATE:	DATE FORM DELIVERED:
	Cascade Natural Gas Corporation	Engage Energy Canada, L.P.	July 1, 1994	November 20, 2001

2. DETAILS OF TRANSACTIONS:

Trans. No	Start Date/Time	End Date/Time	Quantity/ day (MMBtu)	Price (Cdn$) (See 3. below)	Qual. of Service (Int, Firm or EFP)	Del. Point	Del. Pipe	Rec. Pipe
1)	See Section 3	See Section 3	27,037 MMBtu	See Section 3	Firm	Kingsgate	WEI	WEI

3. Special Provisions Including Price Details (if any):

  1)
  Commodity Price of Original August 17, 1994 Contract.
  Price as per Amending Agreement dated October 2, 2001 as follows:
  a.
  The Gas Commodity Price to be paid for gas delivered each month during the period commencing on November 1, 2001 and expiring on October 31, 2002 shall be calculated as a percentage price determined under Subsection c below, based upon a weighted average of the following published prices (the "Index Price"):

  (i)
  the "Rocky Mountain" designated supply source into the Northwest pipeline system, as that price is provided in the publication entitled, "Inside F.E.R.C.'s Gas Market Report" in the table entitled, "Prices of Spot Gas Delivered to Pipelines.....(per MMBtu dry), under the "Northwest Pipeline Corp." entry multiplied by 26%; and

  (ii)
  the "Canadian Border" designated supply source into the Northwest pipeline system, as that price is provided in the publication entitled, "Inside F.E.R.C.'s Gas Market Report" in the table entitled, "Prices of Spot Gas Delivered to Pipelines.....(per MMBtu dry), under the "Northwest Pipeline Corp" entry multiplied by 35%; and

  (iii)
  the "AECO "C" & N.I.T. One-Month Spot" price as published by the "Canadian Gas Price Reporter" in the table entitled, "Canadian Natural Gas Supply Prices" under the column entitled "Avg" in U.S$/MMBtu multiplied by 39%.

    b.
    The reference publication issue to determine the Gas Commodity Price for a month shall be the first issue which is published after the first day of the month.

    c.
    The percentage of the Index Price shall be as follows:
    November 1, 2001 March 31, 2002 — 90%
    April 1, 2002 — October 31, 2002 — 85%

  2)
  Price Conversion:
  i)
  November 1, 2001 — October 31, 2004*
  Price conversion transacted on April 3 and 4th, 2001 for the entire 27,037 MMBtu/Day
  Price = U.S$4.66 per MMBtu

      *The application as per 1)c. will equate to the following:
      For the period November 1, 2001 to March 2, 2002 = U.S$[*]per MMBtu
      For the period April 1, 2002 to October 31, 2002 = U.S$[*]per MMBtu

    ii)
    The Parties acknowledge and agree that the fixed price conversion hedge set out above is and will remain in full force and effect, even if the Index Price percentage components set out in Section 1)a. above and the percentage of the Index Price as set out in Section 1)c. are renegotiated.

    iii)
    If:
    A)
    at any time prior to October 31, 2004;

    B)
    through annual price renegotiations with Pan-Alberta Gas and Cascade under the original August 17, 1994 Amended and Restated Natural Gas Sales Agreement, there are changes to the percentages to the individual percentage components comprising the Index Price or the Index Price otherwise is amended in any material fashion; and

    C)
    the changes or amendments result in the Buyer being overhedged or underhedged based on the fixed price of US$[*]per MMBtu set out in Subsection 2 i) above;

        then Seller will use commercially reasonable efforts to implement hedge changes consistent with the Index Price changes or amendments. Notwithstanding such efforts, Buyer will remain liable for any losses or gains resulting from Buyer being overhedged or underhedged due to the Index Price changes or amendments.

    iv)
    If price renegotiations are commenced between Buyer and Seller and between Seller and PanAlberta in accordance with the August 17, 1994 Agreement then Seller shall use commercially reasonable efforts to ensure any such Index Price changes or amendments do not result in Buyer being underhedged or overhedged in accordance with the above.

    v)
    In the event:

    A)
    Seller's credit rating as determined by Standard and Poors falls below "BBB"; or

    B)
    the aggregate mark to market valuation for all forms of energy related agreements, arrangements and transactions between Buyer and Seller (as such valuation is determined by Seller acting reasonably) exceeds US $35 million;

    then Buyer will provide to Seller a Letter of Credit in an amount determined by Seller acting reasonably to securitize Seller's calculated net exposure to Buyer.

  3)
  Load Factor Commitment
  i)
  All price conversion volumes shall be purchased and sold on a Firm, 100% load factor basis for the entire Quantity/day.

4. ADDRESSES, OPERATIONS AND BILLINGS AND PAYMENT INFORMATION:

Engage Energy Canada, L.P.	Cascade Natural Gas Corporation ("Customer")
1100, 421-7th Avenue S.W.	222 Fairview Avenue North
Calgary, Alberta	Seattle WA 98109
Canada T2P 4K9	U.S.A.

Marketing Representative Name: Kevin Turchanski	Marketing Representative: Pattie Grable
Phone: (403) 699-1034	Phone: (206) 381-6829
Fax: (403) 221-8643	Fax: (206) 624-7215

Accounting Contact: Trevor Gibb	Accounting Contact:
Phone: (403) 699-1039	Phone: (206)
Fax: (403) 221-8643	Fax: (206)

Operations Contact: Shelley Langdon	Operations Contact:
Phone: (403) 699-1050	Phone: (206)
Fax: (403) 221-8643	Fax: (206)
Wire Transfer Acct:	Wire Transfer Acct:
5.	(a)	The above are the essential binding terms of the transaction in question. If a formal master physical agreement is in effect between the parties, then the above confirmation terms are subject to that agreement. In the event of any conflict between this transaction and the terms of the formal agreement, the terms above prevail. If no formal agreement exists, then the parties will finalize and sign one, failing which this transaction remains binding on the parties. Upon finalizing that agreement, the above transaction will form a part of, and be subject to, that formal agreement.
(b)
If the customer notes any discrepancy between the provisions as orally agreed to and the above, please notify Engage within two (2) Business Days of delivery of this form. After that, all provisions will be presumed to be correct.
(c)
For "Firm" Quality of Service, the Replacement Market Price will be equal to the published index price appearing on the next immediate Business Day after the day or days of the Basic Performance Default.

[*] = Confidential Information

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  Exhibit 10.22.1
REVISED GAS TRANSACTION CONFIRMATION Supercedes GTC dated May 7, 2001